UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                          Bill Barrett Corporation
------------------------------------------------------------------------------
                              (Name of Issuer)

                 Common Stock (Par Value $0.001 Per Share)
------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                06846N 10 4
------------------------------------------------------------------------------
                               (CUSIP Number)

                             Ben I. Adler, Esq.
                            Goldman, Sachs & Co.
                             One New York Plaza
                             New York, NY 10004
                               (212) 902-1000

------------------------------------------------------------------------------
    (Name, Address and Telephone Number of Persons Authorized to Receive
                        Notices and Communications)

                             December 15, 2004
------------------------------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

*The remainder of this cover page will be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but will be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 2 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      6,415,356

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                    0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        6,415,356

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  6,415,356

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  14.8%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  HC-CO

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 3 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |X|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      6,415,356

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                     0

     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER
        WITH
                                    6,415,356

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                 6,415,356

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  14.8%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  BD-PN-IA

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 4 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GS ADVISORS 2000, L.L.C.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      4,714,535

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                     0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER
        WITH
                                    4,714,535

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                 4,714,535

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  10.9%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  OO

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 5 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GOLDMAN, SACHS & CO. OHG

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  GERMANY

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      144,538

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                    0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        144,538

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  144,538

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.3%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  PN

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 6 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GOLDMAN, SACHS MANAGEMENT GP GMBH

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  GERMANY

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      144,538

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                    0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        144,538

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  144,538

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.3%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  CO

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 7 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GS EMPLOYEE FUNDS 2000 GP, L.L.C.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      1,327,163

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                     0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        1,327,163

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,327,163

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  3.1%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  OO

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 8 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  STONE STREET 2000, L.L.C.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      229,120

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                     0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        229,120

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  229,120

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.5%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  OO

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 9 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GS CAPITAL PARTNERS 2000, L.P.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  WC

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      3,458,023

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                    0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        3,458,023

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,458,023

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  8.0%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  PN

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 10 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  WC

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  CAYMAN ISLANDS

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      1,256,512

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                     0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        1,256,512

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,256,512

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  2.9%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  PN

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 11 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GSCP 2000 OFFSHORE BBOG HOLDING

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  CAYMAN ISLANDS

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      1,080,428

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                    0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        1,080,428

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,080,428

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  2.5%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  CO

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 12 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GSCP 2000 OFFSHORE BBOG HOLDING, L.P.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF, WC

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      1,256,512

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                    0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        1,256,512

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,256,512

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  2.9%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  PN

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 13 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  WC

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  GERMANY

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      144,538

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                     0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        144,538

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                 144,538

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.3%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  PN

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 14 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GSCP 2000 GMBH BBOG HOLDING I

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  CAYMAN ISLANDS

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      19,121

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                     0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        19,121

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  19,121

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  LESS THAN 0.1%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  CO

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 15 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GSCP 2000 GMBH BBOG HOLDING II

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  CAYMAN ISLANDS

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      125,417

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                     0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        125,417

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  125,417

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.3%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  CO

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 16 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GSCP 2000 GMBH BBOG HOLDING, L.P.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF, WC

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      144,538

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                    0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        144,538

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  144,538

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.3%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  PN

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 17 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  WC

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      1,098,043

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                    0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        1,098,043

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,098,043

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  2.5%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  PN

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 18 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  STONE STREET FUND 2000, L.P.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  WC

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      229,120

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                    0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        229,120

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  229,120

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.5%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  PN

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 19 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  STONE STREET BBOG HOLDING

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  AF, WC

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  CAYMAN ISLANDS

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      10,848

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                    0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        10,848

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  10,848

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  LESS THAN 0.1%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  CO

------------------------------------------------------------------------------

                                SCHEDULE 13D

CUSIP No. 06846N 10 4                                          Page 20 of 50

------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)|_|
                                                                       (b)|_|

------------------------------------------------------------------------------
3         SEC USE ONLY

------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                  WC

------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                  |_|

------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE

------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
     NUMBER OF
                                    0
       SHARES
                      --------------------------------------------------------
    BENEFICIALLY      8      SHARED VOTING POWER

      OWNED BY                      229,120

                      --------------------------------------------------------
                      9      SOLE DISPOSITIVE POWER
        EACH
                                    0
     REPORTING
                      --------------------------------------------------------
       PERSON         10     SHARED DISPOSITIVE POWER

        WITH                        229,120

------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  229,120

------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                                  |_|

------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.5%

------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                  PN

------------------------------------------------------------------------------

ITEM 1.   SECURITY AND ISSUER.
          -------------------

          This statement on Schedule 13D relates to the common stock, par value $0.001 per share (the "Common Stock"), of Bill Barrett Corporation, a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 1099 18th Street, Suite 2300, Denver, Colorado 80202.

ITEM 2.   IDENTITY AND BACKGROUND.
          -----------------------

          This statement is being filed by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors 2000, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs Management GP GmbH ("GS GmbH"), GS Employee Funds 2000 GP, L.L.C. ("GS Employee 2000"), Stone Street 2000, L.L.C. ("Stone 2000"), GS Capital Partners 2000, L.P. ("GS Capital"), GS Capital Partners 2000 Offshore, L.P. ("GS Offshore"), GSCP 2000 Offshore BBOG Holding ("GS Offshore BBOG"), GSCP 2000 Offshore BBOG Holding, L.P. ("GS Offshore BBOG LP"), GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany"), GSCP 2000 GmbH BBOG Holding I ("GS Germany BBOG I"), GSCP 2000 GmbH BBOG Holding II ("GS Germany BBOG II"), GSCP 2000 GmbH BBOG Holding, L.P. ("GS Germany BBOG Holding"), GS Capital Partners 2000 Employee Fund, L.P. ("GS Employee"), Stone Street Fund 2000, L.P. ("Stone Street"), Stone Street BBOG Holding ("Stone BBOG") and Goldman Sachs Direct Investment Fund 2000, L.P. ("GS Direct" and, together with GS Capital, GS Offshore BBOG LP, GS Germany BBOG Holding, GS Employee, Stone Street and Stone BBOG, the "Purchasers") (GS Group, Goldman Sachs, GS Advisors, GS oHG, GS GmbH, GS Employee 2000, Stone 2000, GS Offshore, GS Offshore BBOG, GS Germany, GS Germany BBOG I, GS Germany BBOG II and the Purchasers, collectively, the "Filing Persons").(1)

------------------------------
(1) Neither the present filing nor anything contained herein will be construed as an admission that any Filing Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934, as amended.


          GS Group is a Delaware corporation and holding company that (directly and indirectly through subsidiaries or affiliated companies or both) is an investment banking organization. Goldman Sachs, a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange, Inc. and other national exchanges. Goldman Sachs also serves as the manager for each of GS Advisors, GS Employee 2000 and Stone 2000 and as the investment manager for each of GS Capital, GS Offshore, GS Germany, GS Employee, Stone Street and GS Direct. Goldman Sachs is wholly owned, directly and indirectly, by GS Group. GS Advisors, a Delaware limited liability company, is the sole general partner of each of GS Capital and GS Offshore. GS oHG, a German partnership, is the sole stockholder of GS GmbH. GS GmbH, a German corporation, is the sole managing partner of GS Germany. GS Employee 2000, a Delaware limited liability company, is the sole general partner of each of GS Employee and GS Direct. Stone 2000, a Delaware limited liability company, is the sole general partner of Stone Street. Each of GS Capital, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, GS Germany, a German limited partnership, GS Employee, a Delaware limited partnership, Stone Street, a Delaware limited partnership, and GS Direct, a Delaware limited partnership, was formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions. GS Offshore BBOG, a Cayman Islands exempted company, is a direct wholly owned subsidiary of GS Offshore and the sole limited partner of GS Offshore BBOG LP. GS Offshore BBOG LP, a Delaware limited partnership, is wholly owned, directly and indirectly, by GS Offshore, its general partner. GS Germany BBOG I, a Cayman Islands exempted company, is a direct wholly owned subsidiary of GS Germany and the general partner of GS Germany BBOG Holding. GS Germany BBOG II, a Cayman Islands exempted company, is a direct wholly owned subsidiary of GS Germany and the sole limited partner of GS Germany BBOG Holding. GS Germany BBOG Holding, a Delaware limited partnership, is an indirect wholly owned subsidiary of GS Germany. Stone BBOG, a Cayman Islands exempted company, is a direct wholly owned subsidiary of Stone Street. The principal business address of each Filing Person (other than GS oHG, GS GmbH, GS Germany, GS Germany BBOG I, GS Germany BBOG II, GS Offshore, GS Offshore BBOG and Stone BBOG) is c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004. The principal business address for each of GS Offshore, GS Offshore BBOG, GS Germany BBOG I, GS Germany BBOG II and Stone BBOG is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GS oHG, GS GmbH and GS Germany is MesseTurm, 60308 Frankfurt am Main, Germany.

          The name, business address, present principal occupation or employment and citizenship of each director of GS Group are set forth on
Schedule I hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer of GS Advisors are set forth on
Schedule II-A-i hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each member of the Principal Investment Area Investment Committee of Goldman Sachs, which is responsible for making all investment and management decisions for each of GS Advisors, GS Capital, GS Offshore, GS Germany, GS Employee, Stone Street and GS Direct on behalf of Goldman Sachs, are set forth on Schedule II-A-ii hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH, the sole managing general partner of GS oHG, are set forth on Schedule II-B-i hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer of GS GmbH are set forth on Schedule II-B-ii hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer of GS Employee 2000 are set forth on
Schedule II-C hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer of Stone 2000 are set forth on
Schedule II-D hereto and are incorporated herein by reference.

          During the last five years, none of the Filing Persons, nor, to the knowledge of each of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) except as set forth on Schedule III hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

          The Filing Persons have entered into a Joint Filing Agreement, dated as of December 27, 2004, a copy of which is attached hereto as
Exhibit 1.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
          -------------------------------------------------

          Pursuant to an initial investment in the Company on March 28, 2002 (the "March 2002 Investment") and a series of capital calls by the Company in December 2002, February 2003, March 2003, July 2003, October 2003, January 2004 and May 2004, the Purchasers purchased from the Company an aggregate of 14,000,000 shares of Series B Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"), of the Company at a purchase price per share of $5.00 for an aggregate purchase price of $70,000,000 (the "Total Series B Purchase Price").

          The Purchasers obtained the cash to fund the Total Series B Purchase Price from capital contributions by, in the case of GS Capital, GS Offshore BBOG LP, GS Germany BBOG Holding, GS Employee, Stone Street and GS Direct, their respective partners and, in the case of Stone BBOG, its stockholder.

ITEM 4.   PURPOSE OF TRANSACTION.
          ----------------------

          In connection with the Company's initial public offering (the "IPO"), which was consummated on December 15, 2004, the Company sold an aggregate of 14,950,000 shares of Common Stock to a syndicate of underwriters in a firm commitment underwritten offering, including 1,950,000 shares sold to the underwriters upon the exercise of the underwriters' over-allotment option, at a price per share of Common Stock of $23.375 (net of underwriting discounts and commissions) for aggregate proceeds (net of expenses) of approximately $347 million as disclosed in the current report on Form 8-K (the "Form 8-K") filed by the Company on December 20, 2004 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All of the shares of Common Stock offered and sold in the IPO were primary shares issued and sold by the Company.

          Immediately prior to the consummation of the IPO, (i) the Company effected a 1-for-4.658 reverse stock split of its Common Stock (the "Reverse Stock Split"), (ii) all of the Company's outstanding shares of Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), automatically converted into an aggregate of 2,592,317 shares of Common Stock in accordance with the terms of the Series A Preferred Stock, and (iii) all of the Company's outstanding shares of Series B Preferred Stock automatically converted into an aggregate of 23,795,362 shares of Common Stock in accordance with the terms of the Series B Preferred Stock (the "Series B Automatic Conversion"). As a result of the Reverse Stock Split and the Series B Automatic Conversion, the 14,000,000 shares of Series B Preferred Stock held, in the aggregate, by the Purchasers automatically converted into an aggregate of 6,415,356 shares of Common Stock.

          In connection with the March 2002 Investment, the Purchasers and certain other investors entered into a stockholders agreement, dated as of March 28, 2002 (the "Stockholders Agreement"), with the Company. Pursuant to the Stockholders Agreement, among other provisions, the Company agreed to exercise all authority under applicable law, and the stockholders of the Company party to the Stockholders Agreement agreed to vote their shares of capital stock of the Company at any meeting of stockholders called for the purpose of filling positions on the board of directors of the Company (the "Board"), in each case, to ensure the election to the Board of certain individuals, including one individual designated by GS Capital. Pursuant to the Stockholders Agreement, GS Capital designated Henry Cornell to serve as a director on the Board. Upon the consummation of the IPO, except for certain provisions in the Stockholders Agreement relating to the vesting of Common Stock issued to management of the Company, the Stockholders Agreement terminated and, as a result thereof, GS Capital no longer has any contractual right to designate an individual to serve as a director on the Board. Mr. Cornell, a managing director of Goldman Sachs, currently serves as a director on the Board. As disclosed in the final prospectus (the "IPO Prospectus") filed by the Company on December 13, 2004 (the "IPO Prospectus Date") pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act"), the Company's restated certificate of incorporation and bylaws will provide for a classified Board consisting of three classes of directors. Mr. Cornell is classified as a Class I director of the Company. The term of service on the Board of a Class I director will expire at the annual meeting of stockholders of the Company to be held in 2005.

          Except as described in this Schedule 13D, the Filing Persons currently have no plans or proposals which relate to or would result in any transaction, event or action enumerated in paragraphs (a) through (j) of
Item 4 of the form of Schedule 13D promulgated under the Exchange Act.

          Each of the Filing Persons reserves the right, in light of its ongoing evaluation of the Company's financial condition, business, operations and prospects, the market price of the Common Stock, conditions in the securities markets generally, general economic and industry conditions, its business objectives and other relevant factors, to change its plans and intentions at any time, as it deems appropriate. In particular, any one or more of the Filing Persons (and their respective affiliates) reserves the right, in each case subject to any applicable limitations imposed on the sale of any of their Company securities by the Securities Act or other applicable law, to (i) purchase additional shares of Common Stock or other securities of the Company, (ii) sell or transfer shares of Common Stock or other securities beneficially owned by them from time to time in public or private transactions, (iii) cause any of the Purchasers to distribute in kind to their respective partners, stockholders or members, as the case may be, shares of Common Stock or other securities owned by such Purchasers and (iv) enter into privately negotiated derivative transactions with institutional counterparties to hedge the market risk of some or all of their positions in the shares of Common Stock or other securities. To the knowledge of each Filing Person, each of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto may make similar evaluations from time to time or on an ongoing basis.

ITEM 5.   INTERESTS IN SECURITIES OF THE ISSUER.
          -------------------------------------

          (a) Pursuant to the disclosure contained in the Form 8-K and the IPO Prospectus, as of December 15, 2004, there were 43,321,982 shares of Common Stock outstanding.

          As of December 15, 2004, GS Group may be deemed to beneficially own an aggregate of 6,415,356 shares of Common Stock that are beneficially owned directly by the Purchasers, representing, in the aggregate, approximately 14.8% of the outstanding shares of Common Stock.

          As of December 15, 2004, Goldman Sachs may be deemed to beneficially own an aggregate of 6,415,356 shares of Common Stock that are beneficially owned directly by the Purchasers, representing, in the aggregate, approximately 14.8% of the outstanding shares of Common Stock.

          GS Group and Goldman Sachs disclaim beneficial ownership of the shares of Common Stock beneficially owned by the Purchasers to the extent that partnership interests or equity interests, as the case may be, in the Purchasers are held by persons other than Goldman Sachs or its affiliates.

          In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division ("IBD") of GS Group and its subsidiaries and affiliates (collectively, "Goldman Sachs Group"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of Goldman Sachs Group. IBD disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which IBD or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which IBD is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than IBD.

          As of December 15, 2004, GS Advisors may be deemed to beneficially own an aggregate of 4,714,535 shares of Common Stock, of which 3,458,023 shares are beneficially owned directly by GS Capital and 1,256,512 shares may be deemed to be beneficially owned by GS Offshore, representing, in the aggregate, approximately 10.9% of the outstanding shares of Common Stock.

          As of December 15, 2004, each of GS oHG and GS GmbH may be deemed to beneficially own 144,538 shares of Common Stock that may be deemed to be beneficially owned by GS Germany, representing approximately 0.3% of the outstanding shares of Common Stock.

          As of December 15, 2004, GS Employee 2000 may be deemed to beneficially own an aggregate of 1,327,163 shares of Common Stock, of which 1,098,043 shares are beneficially owned directly by GS Employee and 229,120 shares are beneficially owned directly by GS Direct, representing, in the aggregate, approximately 3.1% of the outstanding shares of Common Stock.

          As of December 15, 2004, Stone 2000 may be deemed to beneficially own 229,120 shares of Common Stock that may be deemed to be beneficially owned by Stone Street, representing approximately 0.5% of the outstanding shares of Common Stock.

          As of December 15, 2004, GS Capital beneficially owns directly 3,458,023 shares of Common Stock, representing approximately 8.0% of the outstanding shares of Common Stock.

          As of December 15, 2004, GS Offshore may be deemed to beneficially own 1,256,512 shares of Common Stock that are beneficially owned directly by GS Offshore BBOG LP, representing approximately 2.9% of the outstanding shares of Common Stock.

          As of December 15, 2004, GS Offshore BBOG may be deemed to beneficially own 1,080,428 shares of Common Stock that are beneficially owned directly by GS Offshore BBOG LP, representing approximately 2.5% of the outstanding shares of Common Stock.

          As of December 15, 2004, GS Offshore BBOG LP beneficially owns directly 1,256,512 shares of Common Stock, representing approximately 2.9% of the outstanding shares of Common Stock.

          As of December 15, 2004, GS Germany may be deemed to beneficially own 144,538 shares of Common Stock that are beneficially owned directly by GS Germany BBOG Holding, representing approximately 0.3% of the outstanding shares of Common Stock.

          As of December 15, 2004, GS Germany BBOG I may be deemed to beneficially own 19,121 shares of Common Stock that are beneficially owned directly by GS Germany BBOG Holding, representing less than 0.1% of the outstanding shares of Common Stock.

          As of December 15, 2004, GS Germany BBOG II may be deemed to beneficially own 125,417 shares of Common Stock that are beneficially owned directly by GS Germany BBOG Holding, representing approximately 0.3% of the outstanding shares of Common Stock.

          As of December 15, 2004, GS Germany BBOG Holding beneficially owns directly 144,538 shares of Common Stock, representing approximately 0.3% of the outstanding shares of Common Stock.

          As of December 15, 2004, GS Employee beneficially owns directly 1,098,043 shares of Common Stock, representing approximately 2.5% of the outstanding shares of Common Stock.

          As of December 15, 2004, GS Direct beneficially owns directly 229,120 shares of Common Stock, representing approximately 0.5% of the outstanding shares of Common Stock.

          As of December 15, 2004, Stone Street may be deemed to beneficially own an aggregate of 229,120 shares of Common Stock, of which 218,272 shares are beneficially owned directly by Stone Street and 10,848 shares are beneficially owned directly by Stone BBOG, representing, in the aggregate, approximately 0.5% of the outstanding shares of Common Stock.

          As of December 15, 2004, Stone BBOG beneficially owns directly 10,848 shares of Common Stock, representing less than 0.1% of the outstanding shares of Common Stock.

          None of the Filing Persons or, to the knowledge of the Filing Persons, the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto beneficially owns any shares of Common Stock other than as set forth herein.

          (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of securities that such Filing Person may be deemed to beneficially own as indicated above.

          (c) Except as described above and except for (i) the purchase by Goldman Sachs of 500 shares of Common Stock on December 10, 2004 in the ordinary course of its business, which purchase was effected on the New York Stock Exchange at a price per share of $28.75 (exclusive of commissions), (ii) the sale by Goldman Sachs of 500 shares of Common Stock on December 10, 2004 in the ordinary course of its business, which sale was effected on the New York Stock Exchange at a price per share of $29.75 (exclusive of commissions), (iii) the purchase by Goldman Sachs of 852 shares of Common Stock on December 20, 2004 in the ordinary course of its business, which purchase was effected on the New York Stock Exchange at a price per share of $33.40 (exclusive of commissions), (iv) the sale by Goldman Sachs of 552 shares of Common Stock on December 20, 2004 in the ordinary course of its business, which sale was effected on the New York Stock Exchange at a price per share of $33.40 (exclusive of commissions), and (v) the sale by Goldman Sachs of 300 shares of Common Stock on December 20, 2004 in the ordinary course of its business, which sale was effected on the New York Stock Exchange at a price per share of $33.36 (exclusive of commissions), no other transactions in the shares of Common Stock were effected by the Filing Persons, or, to their knowledge, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto, during the last 60 days.

          (d) Except for clients of Goldman Sachs who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock held in managed accounts, no other person is known by any Filing Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by any Filing Person.

          (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.
          ----------------------------------------

          The responses set forth in Items 3 and 4 of this Schedule 13D are incorporated herein by reference in their entirety.

Registration Rights Agreement
-----------------------------

          On March 28, 2002, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with the Purchasers and the other holders of Series B Preferred Stock (collectively, the "Series B Investors").

          Pursuant to the Registration Rights Agreement, at any time after the IPO, each of the Series B Investors who is the holder of (i) more than 10% of the Company's then outstanding shares of Common Stock or (ii) shares of Common Stock with an aggregate value of at least $50 million based on the Current Market Price (as defined in the Registration Rights Agreement) of the Common Stock (such holder, a "Qualified Holder") has the right, subject to certain limitations and restrictions, to require the Company to register the number of shares of Common Stock requested by the Qualified Holder to be so registered pursuant to the terms of the Registration Rights Agreement (a "Demand Registration"). Until such time as the Company becomes eligible to use Form S-3 for the registration under the Securities Act of any of its securities, each Qualified Holder will be entitled to a maximum of two Demand Registrations. After such time as the Company becomes eligible to use Form S-3 for the registration under the Securities Act of any of its securities, each Qualified Holder will be entitled to a maximum of five Demand Registrations, less the total number of Demand Registrations utilized by such holder prior to such time. The Company also granted to the Series B Investors the right, subject to certain limitations and restrictions, to require the Company to include shares of Common Stock held by the Series B Investors in any other registration by the Company of shares of Common Stock under the Securities Act. The Company agreed to pay certain expenses of the Series B Investors in connection with such registrations as provided in the Registration Rights Agreement.

          The foregoing description of the Registration Rights Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Registration Rights Agreement, which is incorporated herein by reference to Exhibit 4.2 of Amendment No. 2, filed on August 31, 2004, to the Company's registration statement on Form S-3 (No. 333-114554) (the "Registration Statement").

Lock-Up Agreement
-----------------

          In connection with the IPO, on December 6, 2004, the Purchasers entered into a lock-up agreement (the "Lock-Up Agreement") with the representative of the several underwriters (the "Underwriters") listed in
Schedule I to the form of underwriting agreement filed as Exhibit 1.1 of Amendment No. 4, filed on October 13, 2004, to the Registration Statement.

          Pursuant to the Lock-Up Agreement, each of the Purchasers agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock, whether owned at the time of such agreement or acquired thereafter, owned directly by such person (including holding as a custodian) or with respect to which such person has beneficial ownership within the rules and regulations of the SEC during the period beginning on December 6, 2004 and ending on the date that is 180 days after the IPO Prospectus Date, without the prior written consent of the representative of the Underwriters.

          The foregoing description of the Lock-Up Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Lock-Up Agreement, a copy of which is filed as Exhibit 2 hereto.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.
          --------------------------------

Exhibit 1 Joint Filing Agreement, dated as of December 27, 2004, among the Filing Persons.

Exhibit 2 Lock-Up Agreement, dated December 6, 2004, by GS Capital Partners 2000, L.P., GSCP 2000 Offshore BBOG Holding, L.P., GSCP 2000 GmbH BBOG Holding, L.P., GS Capital Partners 2000 Employee Fund, L.P., Goldman Sachs Direct Investment Fund 2000, L.P., Stone Street BBOG Holding and Stone Street Fund 2000, L.P.

Exhibit 3 Power of Attorney, dated as of December 12, 2003, relating to The Goldman Sachs Group, Inc.

Exhibit 4 Power of Attorney, dated as of November 19, 2003, relating to Goldman, Sachs & Co.

Exhibit 5 Power of Attorney, dated as of August 19, 2004, relating to GS Advisors 2000, L.L.C.

Exhibit 6 Power of Attorney, dated as of August 5, 2004, relating to Goldman, Sachs & Co. oHG.

Exhibit 7 Power of Attorney, dated as of August 19, 2004, relating to Goldman, Sachs Management GP GmbH.

Exhibit 8 Power of Attorney, dated as of August 19, 2004, relating to GS Employee Funds 2000 GP, L.L.C.

Exhibit 9 Power of Attorney, dated as of August 23, 2004, relating to Stone Street 2000, L.L.C.

Exhibit 10 Power of Attorney, dated as of August 19, 2004, relating to GS Capital Partners 2000, L.P.

Exhibit 11 Power of Attorney, dated as of August 19, 2004, relating to GS Capital Partners 2000 Offshore, L.P.

Exhibit 12 Power of Attorney, dated as of December 1, 2004, relating to GSCP 2000 Offshore BBOG Holding

Exhibit 13 Power of Attorney, dated as of December 1, 2004, relating to GSCP 2000 Offshore BBOG Holding, L.P.

Exhibit 14 Power of Attorney, dated as of August 19, 2004, relating to GS Capital Partners 2000 GmbH & Co. Beteiligungs KG.

Exhibit 15 Power of Attorney, dated as of December 1, 2004, relating to GSCP 2000 GmbH BBOG Holding I

Exhibit 16 Power of Attorney, dated as of December 1, 2004, relating to GSCP 2000 GmbH BBOG Holding II

Exhibit 17 Power of Attorney, dated as of December 14, 2004, relating to GSCP 2000 GmbH BBOG Holding, L.P.

Exhibit 18 Power of Attorney, dated as of August 19, 2004, relating to GS Capital Partners 2000 Employee Fund, L.P.

Exhibit 19 Power of Attorney, dated as of August 23, 2004, relating to Stone Street Fund 2000, L.P.

Exhibit 20 Power of Attorney, dated as of December 1, 2004, relating to Stone Street BBOG Holding

Exhibit 21 Power of Attorney, dated as of October 21, 2004, relating to Goldman Sachs Direct Investment Fund 2000, L.P.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 27, 2004

                                      THE GOLDMAN SACHS GROUP, INC.


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GOLDMAN, SACHS & CO.


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GS ADVISORS 2000, L.L.C.


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GOLDMAN, SACHS & CO. OHG


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GOLDMAN, SACHS MANAGEMENT GP
                                      GMBH

                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GS EMPLOYEE FUNDS 2000 GP, L.L.C.

                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      STONE STREET 2000, L.L.C.


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GS CAPITAL PARTNERS 2000, L.P.


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GSCP 2000 OFFSHORE BBOG HOLDING


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GSCP 2000 OFFSHORE BBOG HOLDING, L.P.


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GS CAPITAL PARTNERS 2000 GMBH & CO.
                                      BETEILIGUNGS KG

                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GSCP 2000 GMBH BBOG HOLDING I


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GSCP 2000 GMBH BBOG HOLDING II


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GSCP 2000 GMBH BBOG HOLDING, L.P.


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GS CAPITAL PARTNERS 2000 EMPLOYEE
                                      FUND, L.P.


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      STONE STREET FUND 2000, L.P.


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      STONE STREET BBOG HOLDING


                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact


                                      GOLDMAN SACHS DIRECT INVESTMENT
                                      FUND 2000, L.P.

                                      By:  /s/ Ted Chang
                                          ------------------------------
                                           Name:  Ted Chang
                                           Title: Attorney-in-fact

                                 SCHEDULE I
                                 ----------

     The name of each director of The Goldman Sachs Group, Inc. is set forth below.

     The business address of each person listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

     Each person is a citizen of the United States of America except for Lord Browne of Madingley, who is a citizen of the United Kingdom, and Claes Dahlback, who is a citizen of Sweden. The present principal occupation or employment of each of the listed persons is set forth below.


-------------------------------- ---------------------------------------------------------------------
             Name                                 Present Principal Occupation
-------------------------------- ---------------------------------------------------------------------
Henry M. Paulson, Jr.            Chairman and Chief Executive Officer of The Goldman Sachs Group, Inc.
-------------------------------- ---------------------------------------------------------------------
Lloyd C. Blankfein               President and Chief Operating Officer of The Goldman Sachs Group, Inc.
-------------------------------- ---------------------------------------------------------------------
Lord Browne of Madingley         Group Chief Executive of BP plc
-------------------------------- ---------------------------------------------------------------------
John H. Bryan                    Retired Chairman and Chief Executive Officer of Sara Lee Corporation
-------------------------------- ---------------------------------------------------------------------
Claes Dahlback                   Nonexecutive Chairman of Investor AB
-------------------------------- ---------------------------------------------------------------------
William W. George                Retired Chairman and Chief Executive Officer of Medtronic, Inc.
-------------------------------- ---------------------------------------------------------------------
James A. Johnson                 Vice Chairman of Perseus, L.L.C.
-------------------------------- ---------------------------------------------------------------------
Lois D. Juliber                  Vice Chairman of Colgate-Palmolive Company
-------------------------------- ---------------------------------------------------------------------
Edward M. Liddy                  Chairman of the Board, President and Chief Executive Officer of
                                 The Allstate Corporation
-------------------------------- ---------------------------------------------------------------------
Ruth J. Simmons                  President of Brown University
-------------------------------- ---------------------------------------------------------------------


                              SCHEDULE II-A-i
                              ---------------

     The name, position and present principal occupation of each executive officer of GS Advisors 2000, L.L.C., the sole general partner of each of GS Capital Partners 2000, L.P. and GS Capital Partners 2000 Offshore, L.P., are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Bjorn P. Killmer, Benoit Valentin and Ulrika Werdelin is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Mary Nee is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, 45th Floor, San Francisco, CA 94104. The business address of Muneer A. Satter is 4900 Sears Tower, Chicago, IL 60606.

     All executive officers listed below are United States citizens, except as follows: Richard S. Sharp is a citizen of the United Kingdom. Sanjeev K. Mehra is a citizen of India. Hughes B. Lepic and Benoit Valentin are citizens of France. Bjorn P. Killmer is a citizen of Germany. Ulrika Werdelin is a citizen of Sweden.


-------------------------- ---------------------- --------------------------------------------------
          Name                   Position                  Present Principal Occupation
-------------------------- ---------------------- --------------------------------------------------
Richard A. Friedman        President              Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Joseph H. Gleberman        Vice President         Managing Director of Goldman, Sachs & Co
-------------------------- ---------------------- --------------------------------------------------
Terence M. O'Toole         Vice President         Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Henry Cornell              Vice President         Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Richard S. Sharp           Vice President         Managing Director of Goldman Sachs International
-------------------------- ---------------------- --------------------------------------------------
Esta E. Stecher            Assistant Secretary    Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Sanjeev K. Mehra           Vice President         Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Muneer A. Satter           Vice President         Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Steven M. Bunson           Assistant Secretary    Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Elizabeth C. Fascitelli    Treasurer              Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
David J. Greenwald         Assistant Secretary    Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
David M. Weil              Assistant Treasurer    Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Hughes B. Lepic            Vice President         Managing Director of Goldman Sachs International
-------------------------- ---------------------- --------------------------------------------------
Russell E. Makowsky        Assistant Secretary    Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Sarah E. Smith             Assistant Treasurer    Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Gerald J. Cardinale        Vice President         Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Stephen S. Trevor          Vice President         Managing Director of Goldman Sachs International
-------------------------- ---------------------- --------------------------------------------------
Joseph P. DiSabato         Vice President         Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Robert R. Gheewalla        Vice President         Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Ben I. Adler               Vice President         Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Melina E. Higgins          Vice President         Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Adrian M. Jones            Vice President         Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
John E. Bowman             Vice President         Vice President of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Katherine B. Enquist       Vice President/        Managing Director of Goldman, Sachs & Co.
                           Secretary
-------------------------- ---------------------- --------------------------------------------------
Beverly L. O'Toole         Assistant Secretary    Vice President of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Matthew E. Tropp           Assistant Secretary    Associate General Counsel of Goldman, Sachs &Co.
-------------------------- ---------------------- --------------------------------------------------
Mitchell S. Weiss          Vice President         Vice President of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Mary Nee                   Vice President         Executive Director of Goldman Sachs (Asia) L.L.C.
-------------------------- ---------------------- --------------------------------------------------
Ulrika Werdelin            Vice President         Executive Director of Goldman Sachs International
-------------------------- ---------------------- --------------------------------------------------
Kenneth A. Pontarelli      Vice President         Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Stuart A. Katz             Vice President         Managing Director of Goldman, Sachs & Co.
-------------------------- ---------------------- --------------------------------------------------
Bjorn P. Killmer           Vice President         Managing Director of Goldman Sachs International
-------------------------- ---------------------- --------------------------------------------------
Benoit Valentin            Vice President         Managing Director of Goldman Sachs International
-------------------------- ---------------------- --------------------------------------------------


                              SCHEDULE II-A-ii
                              ----------------

     The name and principal occupation of each member of the Principal Investment Area Investment Committee of Goldman, Sachs & Co., which exercises the authority of Goldman, Sachs & Co. in managing GS Advisors 2000, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., Goldman Sachs Direct Investment Fund 2000, L.P. and Stone Street Fund 2000, L.P., are set forth below.

     The business address for each member listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows:
The business address of Richard S. Sharp, Robert R. Gheewalla and Hughes B. Lepic is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Muneer A. Satter is 4900 Sears Tower, Chicago, IL 60606.

     All members listed below are United States citizens, except as follows: Richard S. Sharp is a citizen of the United Kingdom, Sanjeev K. Mehra is a citizen of India and Hughes B. Lepic is a citizen of France.


------------------------------ -------------------------------------------------------
            Name                                 Present Principal Occupation
------------------------------ -------------------------------------------------------
Peter M. Sacerdote             Advisory Director of Goldman, Sachs & Co.
------------------------------ -------------------------------------------------------
Richard A. Friedman            Managing Director of Goldman, Sachs & Co.
------------------------------ -------------------------------------------------------
Joseph H. Gleberman            Managing Director of Goldman, Sachs & Co.
------------------------------ -------------------------------------------------------
Terence M. O'Toole             Managing Director of Goldman, Sachs & Co.
------------------------------ -------------------------------------------------------
Henry Cornell                  Managing Director of Goldman, Sachs & Co.
------------------------------ -------------------------------------------------------
Richard S. Sharp               Managing Director of Goldman Sachs International
------------------------------ -------------------------------------------------------
Sanjeev K. Mehra               Managing Director of Goldman, Sachs & Co.
------------------------------ -------------------------------------------------------
Muneer A. Satter               Managing Director of Goldman, Sachs & Co.
------------------------------ -------------------------------------------------------
Peter G. Sachs                 Senior Director of The Goldman Sachs Group, Inc.
------------------------------ -------------------------------------------------------
Scott Kapnick                  Managing Director of Goldman, Sachs & Co.
------------------------------ -------------------------------------------------------
Melina E. Higgins              Managing Director of Goldman, Sachs & Co.
------------------------------ -------------------------------------------------------
Ben I. Adler                   Managing Director of Goldman, Sachs & Co.
------------------------------ -------------------------------------------------------
David M. Weil                  Managing Director of Goldman, Sachs & Co.
------------------------------ -------------------------------------------------------
Stephen S. Trevor              Managing Director of Goldman, Sachs International
------------------------------ -------------------------------------------------------
Robert R. Gheewalla            Managing Director of Goldman, Sachs & Co.
------------------------------ -------------------------------------------------------
Hughes B. Lepic                Managing Director of Goldman, Sachs International
------------------------------ -------------------------------------------------------


                              SCHEDULE II-B-i
                              ---------------

     The name, position and present principal occupation of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH which is the sole managing general partner of Goldman, Sachs & Co. oHG are set forth below.

     The business address for each of the executive officers and directors listed below is MesseTurm, 60308 Frankfurt am Main, Germany.

     The executive officers and directors listed below are citizens of Germany except Wayne L. Moore, who is a citizen of the United States.


---------------------------- ----------------------- -----------------------------------------------
           Name                     Position                Present Principal Occupation
---------------------------- ----------------------- -----------------------------------------------
Andreas Koernlein            Managing Director       Managing Director of Goldman, Sachs & Co. oHG
---------------------------- ----------------------- -----------------------------------------------
Wayne L. Moore               Managing Director       Managing Director of Goldman, Sachs & Co. oHG
---------------------------- ----------------------- -----------------------------------------------
Alexander C. Dibelius        Managing Director       Managing Director of Goldman, Sachs & Co. oHG
---------------------------- ----------------------- -----------------------------------------------
Peter Hollmann               Managing Director       Managing Director of Goldman, Sachs & Co. oHG
---------------------------- ----------------------- -----------------------------------------------


                              SCHEDULE II-B-ii
                              ----------------

     The name, position and present principal occupation of each executive officer of GS Management GP GmbH, the sole managing partner of GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except for Richards S. Sharp, whose business address is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England.

     All executive officers listed below are United States citizens, except for Richards S. Sharp, who is a citizen of the United Kingdom.


----------------------------- ------------------------- ------------------------------------------
            Name                      Position                Present Principal Occupation
----------------------------- ------------------------- ------------------------------------------
Richard A. Friedman           Managing Director         Managing Director of Goldman, Sachs & Co.
----------------------------- ------------------------- ------------------------------------------
Joseph H. Gleberman           Managing Director         Managing Director of Goldman, Sachs & Co.
----------------------------- ------------------------- ------------------------------------------
Terence M. O'Toole            Managing Director         Managing Director of Goldman, Sachs & Co.
----------------------------- ------------------------- ------------------------------------------
David A. Viniar               Managing Director         Managing Director of Goldman, Sachs & Co.
----------------------------- ------------------------- ------------------------------------------
Henry Cornell                 Managing Director         Managing Director of Goldman, Sachs & Co.
----------------------------- ------------------------- ------------------------------------------
Esta E. Stecher               Managing Director         Managing Director of Goldman, Sachs & Co.
----------------------------- ------------------------- ------------------------------------------
Elizabeth C. Fascitelli       Managing Director         Managing Director of Goldman, Sachs & Co.
----------------------------- ------------------------- ------------------------------------------
David J. Greenwald            Managing Director         Managing Director of Goldman, Sachs & Co.
----------------------------- ------------------------- ------------------------------------------
Sarah E. Smith                Managing Director         Managing Director of Goldman, Sachs & Co.
----------------------------- ------------------------- ------------------------------------------
Katherine B. Enquist          Managing Director         Managing Director of Goldman, Sachs & Co.
----------------------------- ------------------------- ------------------------------------------
John E. Bowman                Managing Director         Vice President of Goldman, Sachs & Co.
----------------------------- ------------------------- ------------------------------------------
Richard S. Sharp              Managing Director         Managing Director of Goldman Sachs
                                                        International
----------------------------- ------------------------- ------------------------------------------


                               SCHEDULE II-C
                               -------------

     The name, position and present principal occupation of each executive officer of GS Employee Funds 2000 GP, L.L.C., the sole general partner of each of GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P., are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Bjorn P. Killmer, Benoit Valentin and Ulrika Werdelin is 133 Fleet Street, London EC4A 2BB, England. The business address of Mary Nee is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, 45th Floor, San Francisco, CA 94104. The business address of Muneer A. Satter is 4900 Sears Tower, Chicago, IL 60606.

     All executive officers listed below are United States citizens, except as follows: Richard S. Sharp is a citizen of the United Kingdom. Sanjeev K. Mehra is a citizen of India. Hughes B. Lepic and Benoit Valentin are citizens of France. Bjorn P. Killmer is a citizen of Germany. Ulrika Werdelin is a citizen of Sweden.


--------------------------- ----------------------- -------------------------------------------------
           Name                    Position                Present Principal Occupation
--------------------------- ----------------------- -------------------------------------------------
Richard A. Friedman         President               Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Joseph H. Gleberman         Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Terence M. O'Toole          Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Henry Cornell               Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Richard S. Sharp            Vice President          Managing Director of Goldman Sachs International
--------------------------- ----------------------- -------------------------------------------------
Esta E. Stecher             Vice President/         Managing Director of Goldman, Sachs & Co.
                            Assistant Secretary
--------------------------- ----------------------- -------------------------------------------------
Sanjeev K. Mehra            Vice                    Managing Director of Goldman, Sachs & Co.
                            President/Treasurer
--------------------------- ----------------------- -------------------------------------------------
Muneer A. Satter            Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Steven M. Bunson            Assistant Secretary     Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Elizabeth C. Fascitelli     Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
David J. Greenwald          Vice President/         Managing Director of Goldman, Sachs & Co.
                            Assistant Secretary
--------------------------- ----------------------- -------------------------------------------------
David M. Weil               Assistant Treasurer     Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Hughes B. Lepic             Vice President          Managing Director of Goldman Sachs International
--------------------------- ----------------------- -------------------------------------------------
Russell E. Makowsky         Assistant Secretary     Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Sarah E. Smith              Assistant Treasurer     Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Gerald J. Cardinale         Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Stephen S. Trevor           Vice President          Managing Director of Goldman Sachs International
--------------------------- ----------------------- -------------------------------------------------
Joseph P. DiSabato          Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Robert R. Gheewalla         Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Ben I. Adler                Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Melina E. Higgins           Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Adrian M. Jones             Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
John E. Bowman              Vice President          Vice President of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Katherine B. Enquist        Vice President/         Managing Director of Goldman, Sachs & Co.
                            Secretary
--------------------------- ----------------------- -------------------------------------------------
Beverly L. O'Toole          Assistant Secretary     Vice President of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Raymond G. Matera           Vice President          Vice President of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Mitchell S. Weiss           Vice President          Vice President of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Mary Nee                    Vice President          Executive Director of Goldman Sachs (Asia) L.L.C.
--------------------------- ----------------------- -------------------------------------------------
Matthew E. Tropp            Assistant Secretary     Associate General Counsel of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Richard J. Stingi           Vice President          Vice President of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Ulrika Werdelin             Vice President          Executive Director of Goldman Sachs International
--------------------------- ----------------------- -------------------------------------------------
Kenneth A. Pontarelli       Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Stuart A. Katz              Vice President          Managing Director of Goldman, Sachs & Co.
--------------------------- ----------------------- -------------------------------------------------
Bjorn P. Killmer            Vice President          Managing Director of Goldman Sachs International
--------------------------- ----------------------- -------------------------------------------------
Benoit Valentin             Vice President          Managing Director of Goldman Sachs International
--------------------------- ----------------------- -------------------------------------------------


                               SCHEDULE II-D
                               -------------

     The name, position and present principal occupation of each executive officer of Stone Street 2000, L.L.C., the sole general partner of Stone Street Fund 2000, L.P., are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Bjorn P. Killmer, Benoit Valentin and Ulrika Werdelin is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Mary Nee is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, 45th Floor, San Francisco, CA 94104. The business address of Muneer A. Satter is 4900 Sears Tower, Chicago, IL 60606.

     All executive officers listed below are United States citizens, except as follows: Richard S. Sharp is a citizen of the United Kingdom. Sanjeev K. Mehra is a citizen of India. Hughes B. Lepic and Benoit Valentin are citizens of France. Bjorn P. Killmer is a citizen of Germany. Ulrika Werdelin is a citizen of Sweden.


---------------------------- ------------------------- --------------------------------------------------
           Name                      Position                 Present Principal Occupation
---------------------------- ------------------------- --------------------------------------------------
Peter M. Sacerdote           Chairman/President        Advisory Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Peter G. Sachs               Vice President            Senior Director of The Goldman Sachs Group, Inc.
---------------------------- ------------------------- --------------------------------------------------
Richard A. Friedman          Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Joseph H. Gleberman          Vice President            Managing Director of Goldman, Sachs & Co
---------------------------- ------------------------- --------------------------------------------------
Terence M. O'Toole           Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Henry Cornell                Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Richard S. Sharp             Vice President            Managing Director of Goldman Sachs International
---------------------------- ------------------------- --------------------------------------------------
Esta E. Stecher              Vice                      Managing Director of Goldman, Sachs & Co.
                             President/Assistant
                             Secretary
---------------------------- ------------------------- --------------------------------------------------
Sanjeev K. Mehra             Vice President/Treasurer  Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Muneer A. Satter             Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Steven M. Bunson             Assistant Secretary       Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Elizabeth C. Fascitelli      Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
David M. Weil                Assistant Treasurer       Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
David J. Greenwald           Vice                      Managing Director of Goldman, Sachs & Co.
                             President/Assistant
                             Secretary
---------------------------- ------------------------- --------------------------------------------------
Hughes B. Lepic              Vice President            Managing Director of Goldman Sachs International
---------------------------- ------------------------- --------------------------------------------------
Russell E. Makowsky          Assistant Secretary       Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Sarah E. Smith               Assistant Treasurer       Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Stephen S. Trevor            Vice President            Managing Director of Goldman Sachs International
---------------------------- ------------------------- --------------------------------------------------
Joseph P. DiSabato           Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Robert R. Gheewalla          Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Ben I. Adler                 Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Melina E. Higgins            Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
John E. Bowman               Vice President            Vice President of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Raymond G. Matera            Vice President            Vice President of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Katherine B. Enquist         Vice President/Secretary  Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Beverly L. O'Toole           Assistant Secretary       Vice President of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Mitchell S. Weiss            Vice President            Vice President of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Matthew E. Tropp             Assistant Secretary       Associate General Counsel of Goldman, Sachs &Co.
---------------------------- ------------------------- --------------------------------------------------
Mary Nee                     Vice President            Executive Director of Goldman Sachs (Asia) L.L.C.
---------------------------- ------------------------- --------------------------------------------------
Richard J. Stingi            Vice President            Vice President of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Ulrika Werdelin              Vice President            Executive Director of Goldman Sachs International
---------------------------- ------------------------- --------------------------------------------------
Gerald J. Cardinale          Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Adrian M. Jones              Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Kenneth A. Pontarelli        Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Stuart A. Katz               Vice President            Managing Director of Goldman, Sachs & Co.
---------------------------- ------------------------- --------------------------------------------------
Bjorn P. Killmer             Vice President            Managing Director of Goldman Sachs International
---------------------------- ------------------------- --------------------------------------------------
Benoit Valentin              Vice President            Managing Director of Goldman Sachs International
---------------------------- ------------------------- --------------------------------------------------


                                SCHEDULE III
                                ------------

     On April 6, 2000, in connection with an industry-wide investigation by the Securities and Exchange Commission (the "SEC") relating to the pricing of government securities in advance refunding transactions, Goldman, Sachs & Co. ("Goldman Sachs") joined in a global settlement resolving the SEC investigation as well as a related qui tam lawsuit purportedly brought on behalf of the United States entitled United States ex rel. Lissack v. Goldman, Sachs & Co., et al., 95 Civ. 1363 (S.D.N.Y.)(BSJ). Pursuant to the settlement, without admitting or denying the findings, Goldman Sachs consented to the issuance of an SEC administrative order (SEA Rel. No. 42640) which, among other things, found that Goldman Sachs had violated Sections 17(a)(2) and (3) of the Securities Act of 1933, as amended (the "Securities Act"), in connection with such pricing of government securities, required Goldman Sachs to cease and desist from violating such provisions, and ordered Goldman Sachs to make payments totaling approximately $5.1 Million to the U.S. Treasury and $104,000 to two municipalities. Under the global settlement, the qui tam lawsuit was dismissed with prejudice, and the Internal Revenue Service agreed not to challenge the tax-free nature of the refundings by virtue of the pricing of such securities.

     In November 2002, the SEC, the National Association of Securities Dealers ("NASD") and the New York Stock Exchange, Inc. ("NYSE") alleged that five broker dealers, including Goldman Sachs, violated Section 17(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 17a-4 thereunder, NYSE Rules 440 and 342 and NASD Rules 3010 and 3110 by allegedly failing to preserve electronic mail communications for three years and/or to preserve electronic mail communications for the first two years in an accessible place, and by allegedly having inadequate supervisory systems and procedures in relation to the retention of electronic mail communications. Without admitting or denying the allegations, the five broker dealers, including Goldman Sachs, consented to censure by the SEC, NASD and NYSE and to the imposition of a cease-and-desist order by the SEC and Goldman Sachs paid a total fine of $1,650,000 ($550,000 each to the SEC, NASD and NYSE). Goldman Sachs also undertook to review its procedures regarding the preservation of electronic mail communications for compliance with the federal securities laws and regulations and the rules of the NASD and NYSE, and to confirm within a specified period of time that it has established systems and procedures reasonably designed to achieve compliance with those laws, regulations and rules.

     On April 28, 2003, without admitting or denying liability, ten investment banking firms including Goldman Sachs, entered into global settlements with the SEC, the NYSE, the NASD and certain states to resolve the investigations relating to equity research analyst conflicts of interest. Goldman Sachs was charged with violating NYSE Rules 342, 401, 472 and 475, and NASD Conduct Rules 2110, 2210 and 3010. Goldman Sachs also agreed to a censure by the NYSE and the NASD and to pay a total of $110,000,000 and to adopt a set of industry-wide reforms of its research and investment banking businesses and to adopt certain restrictions on the allocations of "hot" IPO shares. The terms of the global settlement were entered in an order by a federal court in the Southern District of New York on October 31, 2003 (Civil Action Number 03CV2944).

     On September 4, 2003, Goldman Sachs and the SEC settled administrative proceedings relating to certain trading in U.S. Treasury securities by Goldman Sachs on the morning of October 31, 2001. The Staff of the SEC alleged that Goldman Sachs violated (i) Section 15(c)(1) and Rule 15c1-2 of the Exchange Act as a result of certain trading in U.S. Treasury bonds over an eight minute period on October 31, 2001; and (ii) Section 15(f) of the Exchange Act by failing to maintain policies and procedures specifically addressed to the possible misuse of non-public information obtained from outside consultants. Under the Offer of Settlement submitted by Goldman Sachs and accepted by the SEC, without admitting or denying the SEC's allegations, Goldman Sachs consented to the entry of an Order that, among other things, (i) censured Goldman Sachs; (ii) directed Goldman Sachs to cease and desist from committing or causing any violations of Section 15(c)(1)(A) & (C) and 15(f) and Rule 15c1-2 of the Exchange Act; (iii) ordered Goldman Sachs to pay disgorgement and prejudgment interest in the amount of $1,742,642, and a civil monetary penalty of $5 million; and (iv) directed Goldman Sachs to conduct a review its policies and procedures and to adopt, implement and maintain policies and procedures consistent with the Order and that review. Goldman Sachs also undertook to pay $2,562,740 in disgorgement and interest relating to certain trading in U.S. Treasury bond futures during the same eight minute period.

     On July 1, 2004, Goldman Sachs and the SEC settled administrative proceedings relating to communications from Goldman Sachs sales traders on its Asian Shares Sales Desk to certain institutional customers and news media concerning four international public securities offerings during the period between October 1999 and March 2000. The SEC alleged (i) that certain of these communications by Goldman Sachs employees were made after the registration statements pertaining to those offerings were filed, but not yet declared effective by the SEC, in violation of Section 5(b) of the Securities Act and (ii) that certain comments to the news media by Goldman Sachs with respect to one of the offerings constituted an offer to sell securities in violation of Section 5(c) of the Securities Act. The SEC also alleged that Goldman Sachs failed to adequately supervise the Asian Shares Sales Desk traders, as required by Section 15(b)(4)(E) of the Exchange Act. Under the Offer of Settlement submitted by Goldman Sachs and accepted by the SEC, without admitting or denying the SEC's allegations, Goldman Sachs consented to the entry of an Order that, among other things, directed Goldman Sachs to cease and desist from committing or causing any violations of Sections 5(b) and 5(c) of the Securities Act., and ordered Goldman Sachs to pay a civil monetary penalty of $2 million.